EXHIBIT 99.1

Donegal Group Inc. Announces 2020 Fourth Quarter and Full Year Results

MARIETTA, Pa., Feb. 23, 2021 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today reported its financial results for the fourth quarter and full year of 2020.

Highlights for Fourth Quarter of 2020 (all comparisons to fourth quarter of 2019):

  Net income of $14.6 million, or 49 cents per diluted Class A share, compared to $14.2 million, or 50 cents per diluted Class A share
  Combined ratio of 96.2%, compared to 96.1%
  Net income included after-tax net investment gains of $2.9 million, or 10 cents per diluted Class A share, compared to $2.1 million, or 8 cents per diluted Class A share
  Annualized return on average equity of 11.4%, compared to 12.7%

Highlights for Full Year of 2020 (all comparisons to full year of 2019):

  Net income of $52.8 million, or $1.83 per diluted Class A share, compared to $47.2 million, or $1.67 per diluted Class A share
  Combined ratio of 96.0%, compared to 99.5%
  Net income included after-tax net investment gains of $2.2 million, or 8 cents per diluted Class A share, compared to $19.0 million, or 67 cents per diluted Class A share, that included $11.6 million from the March 2019 sale of Donegal Financial Services Corporation
  Return on average equity of 10.9%, compared to 11.1%
  Book value per share of $17.13 at December 31, 2020, compared to $15.67 at year-end 2019

Summary of Fourth Quarter and Full Year Results

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change

	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$185,488	$189,421	-2.1%	$742,040	$756,078	-1.9%
Investment income, net	7,553	7,787	-3.0	29,504	29,515	0.0
Net investment gains	3,718	2,690	38.2	2,778	21,985	-87.4
Total revenues	197,497	200,939	-1.7	777,819	812,451	-4.3
Net income	14,568	14,154	2.9	52,815	47,152	12.0
Non-GAAP operating income[1]	11,631	12,050	-3.5	50,782	28,406	78.8
Annualized return on average equity	11.4%	12.7%	-1.3 pts	10.9%	11.1%	-0.2 pts

Per Share Data
Net income – Class A (diluted)	$0.49	$0.50	-2.0%	$1.83	$1.67	9.6%
Net income – Class B	0.44	0.45	-2.2	1.65	1.51	9.3
Non-GAAP operating income – Class A (diluted)	0.39	0.42	-7.1	1.76	1.01	74.3
Non-GAAP operating income – Class B	0.35	0.38	-7.9	1.59	0.91	74.7
Book value	17.13	15.67	9.3	17.13	15.67	9.3

1See the “Definitions of Non-GAAP Financial Measures” section of this release, which defines data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”) and reconciles such data to GAAP measures.

Management Commentary

Overview

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., stated, “We are pleased with the solid underwriting performance of our book of business during the fourth quarter of 2020, and continue to see tangible results of changes we implemented throughout our organization over the past several years. The underwriting results of our insurance subsidiaries were profitable throughout 2020, with a 96.2% combined ratio for the fourth quarter and 96.0% for the full year. Favorable operating results in 2020 contributed to a 9.3% increase in our book value per share to $17.13 at December 31, 2020. We are expanding our market presence within key geographies where we see opportunities for profitable growth, while also maintaining underwriting and pricing discipline. We have significant positive momentum as we enter 2021, supported by favorable market conditions and the productive relationships we have fostered with dedicated professional independent agents.”

Growth Trends

Mr. Burke continued, “We were pleased to achieve strong commercial new business growth throughout 2020, contributing to a 5.2% increase in commercial net premiums written1 for both the fourth quarter and full year. We continue to gain market share throughout our operating regions. We implemented premium rate increases in several lines of business and expect market conditions to remain favorable for additional premium rate increases in 2021. Throughout 2021, our commercial lines growth will benefit further from the inclusion of premiums from four Southwestern states. As we announced previously, Donegal Group’s 2021 results will begin to include 80% of the underwriting results of the Mountain States Insurance Group, which Donegal Mutual Insurance Company (“Donegal Mutual”) acquired in 2017. As a result, we expect commercial premium growth to exceed modest declines in personal lines net premiums written throughout 2021. We have been prioritizing profitability over top-line growth in our personal lines business segment as we await the launch of new products in the second half of the year that we expect will provide us increased opportunities to obtain profitable new business.”

Underwriting Results

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, commented, “Donegal Group’s 96.2% combined ratio for the fourth quarter of 2020 remained in line with 96.1% in the prior-year quarter. Our commercial lines segment continued to perform well, with our workers’ compensation line continuing to operate profitably despite mandated rate reductions. We are also pleased to report net favorable development of reserves for losses incurred in prior accident years for the fourth quarter and full year of 2020. Our full year of 2020 underwriting results reflect lower automobile claim frequency due to reduced driving activity and lower traffic density compared to 2019. In addition, Donegal Group’s decision to exit certain personal lines in several weather-prone states in 2019 with an ongoing focus on consistent underwriting profitability over time served us well in 2020, as we were able to achieve favorable full-year underwriting results despite record frequency of severe weather events throughout the year.”

Operations and Outlook

Mr. Burke concluded, “The year 2020 will be remembered for the COVID-19 pandemic, and we are pleased that Donegal Insurance Group was able to quickly adapt to proactively address all the challenges our employees, agents and policyholders faced throughout the year. We made no changes during the fourth quarter of 2020 to our ultimate loss expectations related to COVID-19 with minimal losses incurred to date. While we cannot predict the long-term impact of the pandemic on the economy as a whole and our organization in particular, we feel that Donegal Group is well-positioned to meet changing insurance market needs and demands. In 2021, we expect to continue to leverage our strong agency relationships, substantial investments in technology and expanded talent base to build on the substantial improvements we have realized in the past two years.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), six Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee and Virginia) and eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

Donegal Mutual and its insurance subsidiaries have also marketed commercial products as the Mountain States Insurance Group in four Southwestern states (Colorado, New Mexico, Texas and Utah) since Donegal Mutual’s May 2017 acquisition of that group of companies. In 2021 and future periods, Donegal Group’s results will reflect the inclusion of this business in the pooling agreement between Donegal Mutual and our Atlantic States Insurance Company subsidiary as we describe that agreement in the periodic reports we file with the Securities and Exchange Commission.

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change

	(dollars in thousands)

Net Premiums Earned
Commercial lines	$105,797	$100,873	4.9%	$412,877	$385,465	7.1%
Personal lines	79,691	88,548	-10.0	329,163	370,613	-11.2
Total net premiums earned	$185,488	$189,421	-2.1%	$742,040	$756,078	-1.9%

Net Premiums Written
Commercial lines:
Automobile	$31,211	$27,893	11.9%	$135,294	$122,142	10.8%
Workers' compensation	23,631	25,393	-6.9	109,960	113,684	-3.3
Commercial multi-peril	35,532	32,748	8.5	147,993	138,750	6.7
Other	7,732	7,213	7.2	32,739	30,303	8.0
Total commercial lines	98,106	93,247	5.2	425,986	404,879	5.2
Personal lines:
Automobile	40,992	46,293	-11.5	184,602	210,507	-12.3
Homeowners	25,911	26,944	-3.8	111,886	117,118	-4.5
Other	4,411	4,529	-2.6	19,666	20,097	-2.1
Total personal lines	71,314	77,766	-8.3	316,154	347,722	-9.1
Total net premiums written	$169,420	$171,013	-0.9%	$742,140	$752,601	-1.4%

Net Premiums Written

The 0.9% decrease in net premiums written for the fourth quarter of 2020 compared to the fourth quarter of 2019, as shown in the table above, represents the combination of 5.2% growth in commercial lines net premiums written and an 8.3% decline in personal lines net premiums written. The $1.6 million decrease in net premiums written for the fourth quarter of 2020 compared to the fourth quarter of 2019 included:

  Commercial Lines: $4.9 million growth that we attribute primarily to new commercial accounts our insurance subsidiaries have written throughout their operating regions and a continuation of renewal premium increases.
  Personal Lines: $6.5 million decline that we attribute to net attrition as a result of underwriting measures our insurance subsidiaries implemented to slow new policy growth and to increased pricing on renewal policies, partially offset by modest premium rate increases our insurance subsidiaries have implemented over the past four quarters.

For the full year of 2020, net premiums written decreased 1.4% compared to the full year of 2019. Commercial lines net premiums written increased by 5.2%, partially offset by a 9.1% decline in personal lines net premiums written. The decline in personal lines net premiums written largely reflected the residual impact of corrective measures we implemented beginning in 2018 to restore the profitability of our personal lines business.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three months and full years ended December 31, 2020 and 2019:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	57.9%	61.0%	55.1%	60.9%
Loss ratio (weather-related)	4.8	2.9	6.9	6.1
Expense ratio	32.4	31.0	33.0	31.3
Dividend ratio	1.1	1.2	1.0	1.2
Combined ratio	96.2%	96.1%	96.0%	99.5%

Statutory Combined Ratios
Commercial lines:
Automobile	119.1%	125.9%	112.7%	117.4%
Workers' compensation	87.4	68.2	86.3	78.5
Commercial multi-peril	99.3	91.8	98.4	93.7
Other	58.0	55.5	74.0	72.6
Total commercial lines	99.5	92.7	97.8	95.0
Personal lines:
Automobile	100.2	111.6	91.3	105.7
Homeowners	90.7	86.5	97.2	101.2
Other	70.4	60.6	74.9	73.2
Total personal lines	95.1	100.3	92.4	102.6
Total lines	97.6%	96.2%	95.4%	98.7%

Loss Ratio – Fourth Quarter

For the fourth quarter of 2020, the loss ratio decreased to 62.7%, compared to 63.9% for the fourth quarter of 2019. Weather-related losses of $8.9 million, or 4.8 percentage points of the loss ratio, for the fourth quarter of 2020 increased from $5.5 million, or 2.9 percentage points of the loss ratio, for the fourth quarter of 2019. We primarily attribute the increase in weather-related losses to the impact of severe weather events in the Southern states during the fourth quarter of 2020, compared to less active weather patterns in our operating regions during the fourth quarter of 2019. The impact of weather-related loss activity to the loss ratio for the fourth quarter of 2020 exceeded our previous five-year average of 4.0% for fourth quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, were $5.2 million, or 2.8 percentage points of the loss ratio, for the fourth quarter of 2020. That amount represented a decrease compared to the large fire losses of $8.5 million, or 4.5 percentage points of the loss ratio, for the fourth quarter of 2019. Commercial property fires decreased in the fourth quarter of 2020 relative to the prior-year quarter.

Net favorable development of reserves for losses incurred in prior accident years of $2.6 million reduced the loss ratio for the fourth quarter of 2020 by 1.4 percentage points. For the fourth quarter of 2020, our insurance subsidiaries experienced favorable development in workers’ compensation and other commercial losses, partially offset by modest unfavorable development in commercial multi-peril losses. Net favorable development of reserves for losses incurred in prior accident years of $5.0 million reduced the loss ratio for the fourth quarter of 2019 by 2.6 percentage points. Favorable development in workers’ compensation losses was partially offset by modest unfavorable development in commercial automobile and commercial multi-peril losses for the prior-year quarter.

Loss Ratio – Full Year

For the full year of 2020, the loss ratio decreased to 62.0%, compared to 67.0% for the full year of 2019. Weather-related losses for the full year of 2020 of $51.4 million, or 6.9 percentage points of the loss ratio, increased from $46.1 million, or 6.1 percentage points of the loss ratio, for the full year of 2019. The loss ratio impact of weather-related losses for the full year of 2020 was generally in line with the previous five-year average of 7.0 percentage points of the loss ratio. Our loss ratio for the full year of 2020 benefited from a decline in automobile claim frequency. More specifically, the statutory loss ratio for our personal automobile line of business improved from 76.9% for 2019 to 61.1% for 2020, primarily reflecting a reduction in claim frequency that resulted from lower driving activity in the second quarter of 2020. While driving activity and claim frequency gradually increased throughout the second half of 2020, lower traffic density contributed to lower claim frequency compared to pre-pandemic levels. In addition, our improved personal and commercial automobile profitability reflects significant pricing and underwriting actions we implemented over the past two years to improve our results in those lines.

Large fire losses were $22.8 million, or 3.1 percentage points of the loss ratio, for the full year of 2020, compared to $29.1 million, or 3.8 percentage points of the loss ratio, for the full year of 2019. The decrease was primarily related to a lower incidence of homeowner fires in the full year of 2020 compared to 2019.

Net favorable development of reserves for losses incurred in prior accident years of $12.9 million reduced the loss ratio for the full year of 2020 by 1.7 percentage points. For the full year of 2020, our insurance subsidiaries experienced favorable development in workers’ compensation and personal automobile losses, partially offset by modest unfavorable development in commercial automobile and commercial multi-peril losses. Similarly, net favorable development of reserves for losses incurred in prior accident years of $12.9 million reduced the loss ratio for the full year of 2019 by 1.7 percentage points. Favorable development in workers’ compensation losses was partially offset by modest unfavorable development in commercial automobile and commercial multi-peril losses for the prior year.

Expense Ratio

The expense ratio was 32.4% for the fourth quarter of 2020, compared to 31.0% for the fourth quarter of 2019. Relative to the prior-year quarter, the increase in the expense ratio reflected an increase in technology systems-related expenses, higher commercial growth incentive costs for our agents and increased underwriting-based incentive costs for our agents and employees.

The expense ratio was 33.0% for the full year of 2020, compared to a 31.3% expense ratio for the full year of 2019, likewise reflecting an increase in technology systems-related expenses, higher commercial growth incentive costs for our agents and increased underwriting-based incentive costs for our agents and employees for 2020 compared to 2019. The increase in technology systems-related expenses for 2020 was primarily due to an increased allocation of costs from Donegal Mutual to our insurance subsidiaries following the successful implementation of the first phase of our ongoing systems modernization project in February 2020.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 93.5% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at December 31, 2020.

	December 31, 2020		December 31, 2019
	Amount	%	Amount	%

	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$125,250	10.3%	$102,281	9.2%
Obligations of states and political subdivisions	381,284	31.2	261,431	23.5
Corporate securities	385,978	31.6	315,641	28.4
Mortgage-backed securities	249,233	20.4	361,693	32.6
Total fixed maturities	1,141,745	93.5	1,041,046	93.7
Equity securities, at fair value	58,556	4.8	55,477	5.0
Short-term investments, at cost	20,900	1.7	14,030	1.3
Total investments	$1,221,201	100.0%	$1,110,553	100.0%

Average investment yield	2.5%		2.8%
Average tax-equivalent investment yield	2.7%		2.9%
Average fixed-maturity duration (years)	4.2		4.2

Total investments at December 31, 2020 increased by $110.6 million from the year-end 2019 balance, partially reflecting investment holdings related to contingent liquidity funding that Atlantic States Insurance Company, our largest insurance subsidiary, obtained in March 2020 for added security in light of uncertainty surrounding the economic impact of the COVID-19 pandemic. Atlantic States Insurance Company issued $50.0 million of debt to the Federal Home Loan Bank of Pittsburgh in exchange for a cash advance in the same amount. The debt carries a fixed interest rate of 0.83% and is due in March 2021.

Net investment income of $7.6 million for the fourth quarter of 2020 decreased 3.0% compared to $7.8 million in net investment income for the fourth quarter of 2019, due primarily to a modest decrease in average investment yield. Net investment income of $29.5 million for the full year of 2020 was virtually unchanged from the full year of 2019.

Net investment gains were $3.7 million for the fourth quarter of 2020, compared to $2.7 million for the fourth quarter of 2019. We attribute the gains to the quarterly increases in the market value of the equity securities held at the end of the respective periods.

Net investment gains of $2.8 million for the full year of 2020 resulted primarily from unrealized gains in the fair value of equity securities we held at December 31, 2020. Net investment gains of $22.0 million for the full year of 2019 included $12.7 million from the March 2019 sale of Donegal Financial Services Corporation and $9.3 million primarily related to unrealized gains in the fair value of equity securities held at December 31, 2019.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change

	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$185,488	$189,421	-2.1%	$742,040	$756,078	-1.9%
Change in net unearned premiums	(16,068)	(18,408)	-12.7	100	(3,477)	NM2
Net premiums written	$169,420	$171,013	-0.9%	$742,140	$752,601	-1.4%

2Not meaningful.

The following table provides a reconciliation of net income to operating income for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change

	(dollars in thousands, except per share amounts)

Reconciliation of Net Income
to Non-GAAP Operating Income
Net income	$14,568	$14,154	2.9%	$52,815	$47,152	12.0%
Investment gains (after tax)	(2,937)	(2,125)	38.2	(2,194)	(18,998)	-88.5
Other, net	-	21	-100.0	161	252	-36.1
Non-GAAP operating income	$11,631	$12,050	-3.5%	$50,782	$28,406	78.8%

Per Share Reconciliation of Net Income
to Non-GAAP Operating Income
Net income – Class A (diluted)	$0.49	$0.50	-2.0%	$1.83	$1.67	9.6%
Investment gains (after tax)	(0.10)	(0.08)	25.0	(0.08)	(0.67)	-88.1
Other, net	-	-	-	0.01	0.01	-
Non-GAAP operating income – Class A	$0.39	$0.42	-7.1%	$1.76	$1.01	74.3%

Net income – Class B	$0.44	$0.45	-2.2%	$1.65	$1.51	9.3%
Investment gains (after tax)	(0.09)	(0.07)	28.6	(0.07)	(0.61)	-88.5
Other, net	-	-	-	0.01	0.01	-
Non-GAAP operating income – Class B	$0.35	$0.38	-7.9%	$1.59	$0.91	74.7%

The statutory combined ratio is a standard non-GAAP measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On December 17, 2020, we declared a regular quarterly cash dividend of $0.15 per share for our Class A common stock and $0.1325 per share for our Class B common stock, which was paid on February 16, 2021 to stockholders of record as of the close of business on February 2, 2021.

Conference Call and Webcast

We will hold a conference call and webcast on Wednesday, February 24, 2021 at 11:00AM Eastern Time. You may listen to the webcast of this conference call by accessing the webcast link on our website at http://investors.donegalgroup.com. A supplemental investor presentation and a replay of the conference call will also be available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer personal and commercial property and casualty lines of insurance in 24 Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and delivering a superior experience to our agents and customers.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to attract new business, retain existing business and collect balances due to us as a result of the prolonged economic challenges resulting from the COVID-19 pandemic, adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments including those related to COVID-19 business interruption coverage and exclusions, changes in regulatory requirements and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For Further Information:

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Adam Prior, Senior Vice President, The Equity Group Inc.

Phone: (212) 836-9606
E-mail: aprior@equityny.com

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended December 31,
	2020	2019

Net premiums earned	$185,488	$189,421
Investment income, net of expenses	7,553	7,787
Net investment gains	3,718	2,690
Lease income	108	110
Installment payment fees	630	931
Total revenues	197,497	200,939

Net losses and loss expenses	116,288	121,026
Amortization of deferred acquisition costs	29,896	29,622
Other underwriting expenses	30,217	29,152
Policyholder dividends	2,058	2,213
Interest	325	267
Other expenses, net	264	266
Total expenses	179,048	182,546

Income before income tax expense	18,449	18,393
Income tax expense	3,881	4,239

Net income	$14,568	$14,154

Net income per common share:
Class A - basic	$0.50	$0.50
Class A - diluted	$0.49	$0.50
Class B - basic and diluted	$0.44	$0.45

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	24,344,122	23,143,603
Class A - diluted	24,506,067	23,437,873
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$169,420	$171,013

Book value per common share
at end of period	$17.13	$15.67

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Year Ended December 31,
	2020	2019

Net premiums earned	$742,040	$756,078
Investment income, net of expenses	29,504	29,515
Net investment gains	2,778	21,985
Lease income	434	444
Installment payment fees	3,063	4,134
Equity in earnings of DFSC	-	295
Total revenues	777,819	812,451

Net losses and loss expenses	459,764	506,388
Amortization of deferred acquisition costs	119,072	122,443
Other underwriting expenses	125,863	114,562
Policyholder dividends	7,394	8,978
Interest	1,196	1,579
Other expenses, net	1,258	1,420
Total expenses	714,547	755,370

Income before income tax expense	63,272	57,081
Income tax expense	10,457	9,929

Net income	$52,815	$47,152

Net income per common share:
Class A - basic	$1.84	$1.68
Class A - diluted	$1.83	$1.67
Class B - basic and diluted	$1.65	$1.51

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	23,707,448	22,986,292
Class A - diluted	23,887,114	23,196,738
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$742,140	$752,601

Book value per common share
at end of period	$17.13	$15.67

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2020	2019
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$586,609	$476,094
Available for sale, at fair value	555,136	564,952
Equity securities, at fair value	58,556	55,477
Short-term investments, at cost	20,900	14,030
Total investments	1,221,201	1,110,553
Cash	103,094	49,319
Premiums receivable	169,596	165,733
Reinsurance receivable	408,909	367,021
Deferred policy acquisition costs	59,157	59,285
Prepaid reinsurance premiums	169,418	142,476
Other assets	29,145	28,774
Total assets	$2,160,520	$1,923,161

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$962,007	$869,674
Unearned premiums	537,190	510,147
Accrued expenses	29,115	28,454
Borrowings under lines of credit	85,000	35,000
Subordinated debentures	5,000	5,000
Other liabilities	24,434	23,870
Total liabilities	1,642,746	1,472,145
Stockholders' equity:
Class A common stock	277	262
Class B common stock	56	56
Additional paid-in capital	289,150	268,152
Accumulated other comprehensive income	11,131	504
Retained earnings	258,386	223,268
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	517,774	451,016
Total liabilities and stockholders' equity	$2,160,520	$1,923,161